                                                                    EXHIBIT 10.6



                   BACKUP FUEL STORAGE AND SUPPLY AGREEMENT

                                    BETWEEN

                    COGEN TECHNOLOGIES LINDEN VENTURE, L.P.

        (d/b/a COGEN TECHNOLOGIES LINDEN VENTURE, LIMITED PARTNERSHIP)

                                      AND

                               EXXON CORPORATION

                                OCTOBER 4, 1991

                               TABLE OF CONTENTS
                               -----------------

Article   Heading                                           Page
-------   -------                                           ----

  1       Definitions                                          3
  2       Commitments                                         10
  3       Butane Transfer Facilities                          13
  4       Butane Storage Service                              15
  5       Wintertime Fuel Supply                              19
  6       Summertime Fuel Supply                              22
  7       Testing Service                                     24
  8       Accounting And Payment                              25
  9       Possession, Title And Warranty                      28
 10       Term                                                31
 11       Measurement And Delivery Conditions                 33
 12       Actions Required To Satisfy Certain Conditions      37
 13       Force Majeure                                       38
 14       Limitation On Liability and Distribution of Risks   40
 15       Insurance                                           42
 16       Governmental Authorizations                         44
 17       Termination; Defaults; Right To Cure                45
 18       Notice And Service                                  55
 19       Entirety Of Contract; Other Agreements              57
 20       Captions                                            57
 21       Amendments                                          57
 22       Consents                                            58
 23       Nonwaiver                                           58
 24       Severability                                        58
 25       Renegotiation                                       59
 26       Assignments                                         59
 27       Counterparts                                        73
 28       Choice Of Law                                       73
 29       Authority                                           73

 EXHIBIT "A" - Butane Delivery Facilities
 EXHIBIT "B" - Exxon Butane Specifications
 EXHIBIT "C" - BAYWAY REFINERY LPG Ship Requirements
 EXHIBIT "D" - Assumption Agreement
 EXHIBIT "E" - Consent to Assignment
 EXHIBIT "F" - Recognition Agreement

                   BACKUP FUEL STORAGE AND SUPPLY AGREEMENT

         THIS BACKUP FUEL STORAGE AND SUPPLY AGREEMENT is made and entered into effective October 4, 1991, by and between EXXON CORPORATION, a New Jersey corporation ("Exxon"), and COGEN TECHNOLOGIES LINDEN VENTURE, L.P., doing business in New Jersey as Cogen Technologies Linden Venture, Limited Partnership ("Cogen"), a Delaware limited partnership.

                             W I T N E S S E T H :
                             - - - - - - - - - -

         WHEREAS, Exxon, operating through its division Exxon Company, U.S.A., owns, operates and maintains its Bayway Refinery and, operating through Exxon Chemical Company (a division of Exxon), owns, operates and maintains its Bayway Chemical Plant (collectively the "Exxon Complex"), both of which are located in Linden, New Jersey; and

         WHEREAS, Exxon owns, operates and maintains under the Exxon Complex below-ground butane storage caverns (the "Butane Storage Caverns") for the storage of butane or other fuels, together with certain loading and unloading facilities at the Exxon Complex; and

         WHEREAS, Exxon intends to install, operate and maintain at the Exxon Complex above-ground butane transfer facilities for the delivery of butane, as described in Exhibit A attached hereto; and

         WHEREAS, Exxon owns and has or will have available to it supplies of butane for sale at the Exxon Complex; and

         WHEREAS, Cogen Technologies, Inc., a Texas corporation and the general partner of Cogen Technologies Linden, Ltd., the general partner of Cogen, has entered into a Power Purchase Agreement dated April 14, 1989 ("Power Purchase Agreement") with Consolidated Edison Company of New York, Inc. ("Con Ed"), whereunder Cogen Technologies, Inc. proposes to sell to Con Ed electricity from a cogeneration facility ("Cogeneration Facility") to be located in Linden, New Jersey and which Power Purchase Agreement has been approved by the Public Service Commission of the State of New York, became effective in September, 1989, and has been assigned to Cogen; and

         WHEREAS, Cogen has entered into a "Ground Lease Agreement" whereunder Cogen will lease from Exxon part of the land on which Exxon's Bayway Refinery is located, upon which property Cogen intends to construct, own, operate and maintain the Cogeneration Facility; and

         WHEREAS, Cogen has also entered into a "Steam Sale Agreement" whereunder Cogen will sell steam to Exxon from the Cogeneration Facility for use at the Exxon Complex; and

         WHEREAS, Cogen has entered into a "Gas Service Agreement" with Public Service Electric and Gas Company ("PSE&G") and Elizabethtown Gas Company ("Elizabethtown") whereunder Cogen will purchase natural gas as the primary fuel for the Cogeneration Facility; and

         WHEREAS, Cogen desires to contract with Exxon for the purchase of butane and/or other backup fuel supplies and for the use of Exxon's butane storage and loading facilities, for the backup fuel requirements of the Cogeneration Facility.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants, conditions and obligations hereof, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties (as hereinafter defined), intending to be legally bound, covenant and agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

         The following terms and expressions used herein shall have the following meanings for the purposes of this Agreement:

        1.1 "Affiliate" means a corporation or other entity that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with another corporation or other entity.

        1.2 "Air Permit" means the permit issued to Cogen by the New Jersey Department of Environmental Protection for the Cogeneration Facility.

        1.3 "Annual Period" means any one of a succession of consecutive twelve-month periods, the first of which shall begin on the Date of Initial Commercial operation of the Cogeneration Facility.

        1.4 "Backup Fuel Agreement" means this agreement, including all exhibits and amendments hereto that may be made from time to time.

        1.5  "Barrel" means 42 gallons of liquid.

        1.6 "Base Term" of the Backup Fuel Agreement means the period beginning with the Date of Initial Commercial operation, and continuing for a period of twenty-five Annual Periods, unless sooner terminated.

        1.7  "BPU" means the Board of Public Utilities of the State of New
Jersey.

        1.8 "Butane" means a hydrocarbon product as described in Exhibit B attached hereto.

        1.9 "Butane Delivery Facilities" means the additional facilities to be constructed by Exxon for the delivery of Butane from the Butane Storage Facilities to the Cogeneration Facility, said facilities being more particularly described in Exhibit A attached hereto and made a part hereof for all purposes.

        1.10 "Butane Storage Facilities" means Exxon's Butane Storage Caverns and associated existing facilities, which are to be used by Exxon in the storage, receipt and delivery of Butane for Cogen hereunder.

        1.11 "Butane Transfer Facilities" means the additional facilities to be constructed by Exxon for the delivery of Butane into the Butane Storage Facilities, consisting of a

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Butane unloading arm and associated equipment and piping located at the Exxon
Complex dock.

        1.12 "Cogen Butane" means that volume of Butane delivered by Cogen to Exxon for storage in Exxon's Butane Storage Facilities other than Exxon Butane.

        1.13 "Cogen's Receiving Point" means the point as identified in Exhibit A attached hereto at which Exxon delivers and Cogen receives Butane for the purposes of this Agreement.

1.14 "Cogeneration Facility " means the cogeneration facility to be constructed by Cogen on the land leased by Cogen from Exxon at the Exxon Complex.

        1.15 "Commercial Operation" means the production of electricity by Cogen at the Cogeneration Facility upon the completion of such testing of the Cogeneration Facility as Cogen determines is required by prudent electrical practices, and the supply of steam at the points where Cogen's steam supply system connects to Exxon's steam pipelines at Exxon's existing steam headers.

        1.16  "Con Ed" means The Consolidated Edison Company of New York, Inc.

        1.17 "CPI" means the Consumer Price Index for all Urban Consumers for New York-Northern New Jersey, published by the Bureau of Labor Statistics of the U.S. Department of Labor (all items figure - 1982-1984=100).

        1.18 "Date of Initial Commercial operation" means the first day of the month which immediately follows the date Cogen designates in writing to Con Ed as the initial date of Commercial Operation of its Cogeneration Facility.

        1.19 "Pay" means a period of twenty-four (24) consecutive hours commencing at midnight local time at Linden, New Jersey, on each calendar day and finishing at midnight on the following calendar day.

        1.20  "Elizabethtown" means Elizabethtown Gas Company.

        1.21 "Evergreen Period" means that part of the term of this Backup Fuel Agreement immediately following the Renewal Terms.

        1.22 "Exxon Butane" means that volume of Butane in Exxon's Butane Storage Facilities that is owned by Exxon or third-parties, other than Cogen, or that is purchased by Cogen from Exxon, and shall include Butane purchased by Exxon under Section 4.3 hereof.

        1.23 "Exxon's Complex" means Exxon Company, U.S.A.'s Bayway Refinery and Exxon Chemical America's Bayway Chemical Plant, both located at Linden, New Jersey.

        1.24 "Financier" initially means General Electric Power Funding Corporation (as construction lender or as agent for itself and other construction lenders), and may also mean any other entity subsequently extending credit to Cogen for the construction, operation, maintenance, repair, replacement, or removal of the Cogeneration Facility and other improvements, or any entity subsequently providing funds for the refinancing or taking-out of such loans, and the nominees or designees of any such entities; provided that, at no time will Exxon be obligated to recognize more than one such entity as the Financier to whom duties are owed, or rights are granted, under this Backup Fuel Agreement. The parties anticipate that after General Electric Power Funding Corporation is the Financier, a specific designated Affiliate of General Electric Power Funding Corporation will become the Financier and that such designated Affiliate will also become a limited partner in Cogen. Exxon will recognize as the Financier for purposes of this Backup Fuel Agreement (i) General Electric Power Funding Corporation, until such time as General Electric Power Funding Corporation notifies Exxon in writing that such designated Affiliated should be considered to be the Financier, and
(ii) thereafter, the designated Affiliate, until such time as such designated Affiliate notifies Exxon in writing that Cogen has the right to designate another entity as the Financier, and (iii) thereafter, such other entity as Cogen may designate in writing from time to time. Exxon will not be required to recognize as the Financier any partner of Cogen other than such designated Affiliate of General Electric Power Funding Corporation.

        1.25 "Force Majeure" means a cause beyond the reasonable control of the affected Party, as more fully defined in Article 13.

        1.26 "Gas Service Agreement" means the July 13, 1990, agreement between Cogen and PSE&G and Elizabethtown, whereunder

Cogen will purchase natural gas as the primary fuel for the Cogeneration Facility, including all exhibits and amendments thereto that may be made from time to time.

        1.27 "Governmental Authorizations" mean any and all licenses, permits, certificates and other authorizations required by applicable federal, state, or local law.

        1.28 "Ground Lease Agreement" means the August 1, 1990, agreement between Cogen and Exxon granting Cogen a leasehold estate in approximately 12.77 acres at the Exxon Complex, including all exhibits and amendments thereto that may be made from time to time.

        1.29 "Leased Premises" means the two parcels of land, totalling approximately 12.77 acres, on the site of Exxon's Bayway Refinery that have been leased to Cogen under the Ground Lease Agreement.

        1.30  "Natural Gas Suppliers" means PSE&G and Elizabethtown.

        1.31 "Party" or "Parties" means Cogen and/or Exxon, as the case may be, and its or their permitted successors and assigns.

        1.32 "Power Purchase Agreement" means that certain Power Purchase Agreement Dated April 14, 1989, executed by and between Cogen Technologies, Inc. and Con Ed (which Power Purchase Agreement has been assigned to Cogen) under which electric energy generated at the Cogeneration Facility will be sold by Cogen for purchase by Con Ed, including all exhibits and amendments thereto that may be made from time to time.

        1.33 "PPI" means the Producer Price Index for All Commodities, published by the Bureau of Labor Statistics of the U.S. Department of Labor (1982 = 100).

        1.34  "PSE&G" means Public Service Electric and Gas Company.

        1.35 "Renewal Term" means either of two five-year periods immediately following the Base Term of the Backup Fuel Agreement.

        1.36 "Shrinkage" means a 1.5 percent volumetric reduction of Butane attributable to the injection operations of Exxon's Butane Storage Facilities.

        1.37 "Steam Sale Agreement" means the August 1, 1990, agreement between Cogen and Exxon for the sale of steam from the Cogeneration Facility, including all exhibits and amendments thereto that may be made from time to time.

        1.38 "Summer Season" means each period from April 1. through November 14 during the term of this Backup Fuel Agreement.

        1.39 "Winter Season" means each period from November 15 until April 1 during the term of this Backup Fuel Agreement.

                                   ARTICLE 2
                                  COMMITMENTS

        2.1 Exxon's Commitments. Pursuant to the terms and conditions of this Backup Fuel Agreement, in order to satisfy the backup fuel storage and supply requirements of the Cogeneration Facility, Exxon commits:

        A. to purchase, install, operate and maintain Butane Delivery Facilities arid Butane Transfer Facilities for delivering Butane to the Cogeneration Facility; to have such Butane Delivery Facilities operational for testing service purposes by May 1, 1992; to have the Butane Delivery Facilities completed by September 1, 1992; and to have such Butane Transfer Facilities operational on or before November 30, 1992;

        B. to provide Cogen with approximately 100,000 barrels of storage capacity in Exxon's Butane Storage Facilities during each Winter Season;

        C. to supply Cogen with a 100,000 Barrel supply of Butane, after Shrinkage, of a quality in conformity with Exhibit B hereto, for the initial fill of Exxon's Butane Storage Facilities on November 15 for use during each ensuing Winter Season;

         D. to give Cogen written notice by September 1 of each Annual Period of Exxon's election to deliver Butane during each Winter Season under Supply Option A or Supply Option B of Article 5 of this Backup Fuel Agreement;

         E. to give Cogen written notice thirty (30) Days prior to each Summer Season of the anticipated volumes of summertime backup fuel to be delivered during the ensuing Summer Season under Article 6 of this Backup Fuel Agreement;

         F. after the initial 100,000 Barrel fill of Exxon Butane on November 15 of each Winter Season, to receive, handle, store and deliver subsequent shipments of Cogen Butane, if Supply Option A of
              Article 5 is selected, or to provide subsequent deliveries of Exxon Butane, if Supply Option B of Article 5 is selected; and

         G. to act with due diligence and use reasonable efforts to obtain and maintain in effect all Governmental Authorizations required to provide the services hereunder and to cooperate with Cogen in seeking such Governmental Authorizations.

        2.2 Cogen's Commitments. Pursuant to the terms and conditions of this Backup Fuel Agreement, in order to satisfy the backup fuel storage and supply requirements of the Cogeneration Facility, Cogen commits:

        A. to reimburse Exxon for reasonable Exxon direct construction costs and reasonable third-party costs of purchasing and installing the Butane Delivery Facilities and Butane Transfer Facilities, as defined in Section 3.3 hereof;

        B. to pay Exxon storage reservation fees, as defined in Section 4.8 hereof, for the Butane storage capacity committed to Cogen hereunder;

        C. to purchase and utilize at the Cogeneration Facility at least 100,000 Barrels of Exxon Butane during each Winter Season;

        D. to purchase and utilize at the Cogeneration Facility a total of 736,000 Barrels of Exxon Butane during each Summer Season, delivered in volumes as required to operate one or two of the Cogeneration Facilities' gas turbines each Day of operation, subject to (i) annual and instantaneous emission and/or fuel consumption limits of the Air Permit, such annual limitation to commence on November 15 of each Annual Period, (ii) Cogen's minimum purchase obligations under the Gas Service Agreement, (iii) Con Ed's requirements under the Power Purchase Agreement, and (iv) Cogen's ability to utilize Butane to operate at least one of the Congeneration Facility's gas turbines for a period of at least five (5) consecutive Days;

        E. to give Exxon written notice by November 2 of each Annual Period of scheduled shipments of Cogen Butane, if Supply Option A of Article 5 is selected, or of scheduled receipts of Exxon Butane, if Supply option B of Article 5 is selected;

        F. to purchase and have delivered to the Butane Storage Facilities the shipments of Cogen Butane, if Supply Option A of Article 5 is selected; and

        G. to act with due diligence and use reasonable efforts to obtain and maintain in effect all Governmental Authorizations required hereunder and to cooperate with Exxon in seeking such Governmental Authorizations.

                                   ARTICLE 3
                    BUTANE DELIVERY AND TRANSFER FACILITIES

        3.1 Facilities. Exxon will install the additional Butane Delivery Facilities and Butane Transfer Facilities and have the Butane Delivery Facilities ready for operation for testing service purposes by May 1, 1992; have the Butane Delivery Facilities completed by September 1, 1992; and have the Butane Transfer Facilities ready for operation on or before November 30, 1992.

        3.2 Information. Within sixty (60) Days of the execution of this Backup Fuel Agreement, Exxon shall provide Cogen with (i) a detailed description of the Butane Delivery Facilities and the Butane Transfer Facilities to be constructed hereunder; (ii) the unloading and delivery capacity of the same;
(iii) the amount of capacity in the Butane Transfer Facilities that is expected to be used for shipments of Cogen Butane and Exxon Butane; (iv) a detailed estimate of the cost of such facilities; and (v) the construction, installation, completion and operational schedule of the same.

        3.3 Cost Responsibility. Cogen shall be responsible for reimbursing Exxon for reasonable Exxon direct construction costs and reasonable third-party costs of constructing and installing the Butane Delivery Facilities. Since the parties contemplate that the Butane Transfer Facilities will be used exclusively for shipments of Cogen Butane hereunder, Cogen shall also be responsible for reimbursing Exxon for all reasonable Exxon direct construction costs and reasonable third-party costs of constructing and installing the same. If, during the first five (5) years of their operations, the Butane Transfer Facilities are used for the unloading and/or delivery of Butane for use other than at the Cogeneration Facility, however, Exxon shall reimburse Cogen for the pro rata share of the costs reimbursed by Cogen of constructing and installing the Butane Transfer facilities to reflect the actual and anticipated use of the same by entities other than Cogen. To determine such cost reimbursements, Exxon shall maintain records of the volumes of Cogen Butane and Exxon Butane delivered through the-Butane Transfer Facilities and provide copies of the same to Cogen upon request. Exxon shall bill Cogen for the reasonable Exxon direct construction costs and reasonable third-party costs of the Butane Delivery Facilities and the Butane Transfer Facilities as they are constructed and installed, which bills shall be paid by Cogen within thirty (30) Days after Cogen's receipt of such bill(s).

                                   ARTICLE 4

                            BUTANE STORAGE SERVICE

        4.1 Service. During the term of this Backup Fuel Agreement, Exxon agrees to receive from or on behalf of Cogen the Cogen Butane at Exxon's Butane Storage Facilities, to store the same and to thereafter deliver the Cogen Butane, less Shrinkage, and any Exxon Butane sold to Cogen hereunder, to Cogen at Cogen's Receiving Point or at such other location as Exxon and Cogen shall mutually agree. All Cogen Butane shipments will be commingled with the Exxon Butane in Exxon's Butane Storage Facilities and, therefore, the actual composition of the Butane delivered to Cogen's Receiving Point may differ from Cogen's deliveries to Exxon's Butane Storage Facilities; provided, however, the composition of the Butane delivered to Cogen's Receiving Point shall conform with the specifications set forth in Exhibit B hereto.

        4.2 Quantity. Exxon shall provide Cogen with 100,000 Barrels of storage capacity in the Butane Storage Facilities during each Winter Season. Cogen may commence injections of Cogen Butane into Exxon's Butane Storage Facilities on and after November 15 of each Winter Season, unless an earlier injection date is approved by Exxon, and must withdraw all Cogen Butane and Exxon Butane sold to Cogen hereunder injected into Exxon's Butane Storage Facilities no later than April 1 of each Annual Period.

        4.3 Purchase Option. In lieu of requiring Cogen to withdraw by April 1 of each Annual Period the Cogen Butane injected into Exxon's Butane Storage Facilities and Exxon Butane sold to Cogen hereunder, Exxon may elect to purchase and Cogen may elect to sell the remaining volumes of such Butane at a mutually agreeable price. If Exxon does not elect to purchase such Cogen Butane, Exxon shall cooperate with Cogen in any efforts to sell the same to a third party, so long as Cogen bears Exxon's cost of shipping such Butane to a third party. Furthermore, Cogen and Exxon shall determine after each shipment of Cogen Butane whether there are any volumes of Butane in the shipment vessel in excess of the volumes Exxon is obligated to store hereunder. If any such volumes exist, Exxon may agree to purchase and Cogen may agree to sell the same at a mutually acceptable price.

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

        4.4 Injection Limitations. Upon receipt or delivery of Cogen Butane at Exxon's Butane Storage Facilities, Exxon shall thereupon inject, or cause to be injected into storage for Cogen's account, the volume of Cogen Butane so delivered subject to the limitations set forth below. The quantity of individual Butane shipments delivered by or on behalf of Cogen for storage in Exxon's Butane Storage Facilities at any time shall be limited to approximately 100,000 barrels. After the initial fill of Butane under Section 5.2 or 5.3 by Exxon, Cogen will be limited to delivering no more than one (1) nominal 100,000 Barrel shipment of Butane every two (2) weeks, and no more than four (4) total Butane shipments during each Winter Season, if Supply Option A in Section 5.2 is selected.

         4.5 Withdrawal Limitations. When Cogen desires the delivery of Cogen Butane or Exxon Butane sold to Cogen hereunder, Cogen shall give at least two
(2) hours advance notice to Exxon's designee, to be named by Exxon, specifying the volume of such Butane it desires delivered. Exxon shall thereupon deliver to Cogen any and all volumes of Cogen Butane and Exxon Butane sold to Cogen hereunder, up to the maximum withdrawal rate of 20,000 Barrels per Day, as requested by Cogen.

       4.6 Scheduling. The volumes of Cogen Butane injected into storage for Cogen's account and the volumes of Cogen Butane and Exxon Butane sold to Cogen hereunder withdrawn from storage and delivered to Cogen in any Day shall be determined by the volumes of such Butane scheduled for injection or withdrawal in such Day by dispatchers of Cogen and/or the Natural Gas Suppliers and Exxon. All Butane deliveries by Cogen shall be coordinated through Exxon's Bayway Light Ends Coordinator. Exxon shall keep accurate records of volumes injected and withdrawn for Cogen's account, which records shall be made available to Cogen at its request.

       4.7 Shipment Variations. Cogen's Butane storage and shipment volumes may exceed the 100,000 Barrel limitation by up to ten percent (10%) if storage capacity is available in Exxon's Butane Storage Facilities. In such event the annual storage reservation fee set forth in Section 4.8 shall be increased by an equal percentage, unless Exxon has elected to purchase such excess volume pursuant to Section 4.3 of this Backup Fuel Agreement.

       4.8 Charges. On November 1 following the Date of Initial Commercial operation, and thereafter on November 1 of each Annual Period during the term of this Backup Fuel Agreement, Cogen shall pay Exxon an annual storage reservation fee of $50,000, which fee will be adjusted annually based upon the CPI, using the 1990 average as a base year. In addition, Cogen will pay Exxon a handling fee of fifty cents ($0.50) per Barrel of Cogen Butane, which handling fee will be adjusted annually based upon the PPI, using the 1990 average as a base year. Cogen will also reimburse Exxon for all reasonable third-party costs incurred by Exxon in connection with such deliveries of Cogen Butane, including demurrage and other costs as defined in Exhibit C.

        4.9 Butane Exchange. At least seven (7) Days prior to the scheduled delivery date of a Cogen Butane shipment, Exxon will have the option to trade an equal quantity of Butane owned by Exxon (of comparable quality) to Cogen for the waterborne cargo. In such a case, any additional shipping, handling, disposal or other costs of the waterborne cargo would be assumed by Exxon.

                                   ARTICLE 5

                            WINTERTIME FUEL SUPPLY

        5.1 Service Options. On or before September 1 of each Annual Period, Exxon shall give Cogen written notice of the alternative backup fuel services that Exxon will provide during the following Winter Season as described in Sections 5.2 and 5.3 hereof. As part of both Supply Option A and Supply Option B, Exxon will provide in Exxon's Butane Storage Facilities for Cogen's account an initial fill of 100,000 Barrels of Exxon Butane, after Shrinkage, on November 15 of each Winter Season. Cogen shall have the right to withdraw from Exxon's Butane Storage Facilities up to 20,000 Barrels per Day at a pressure of 450 psig, not to exceed 600 psig.

       5.2 Supply Option A. After the initial fill of 100,000 Barrels of Exxon Butane by Exxon pursuant to Section 5.1 above, all other Butane deliveries during the ensuing Winter Season shall be provided by Cogen and shall be subject to the provisions of Article 4 of this Backup Fuel Agreement.

        5.3 Supply Option B. In addition to the initial fill of Exxon Butane delivered by Exxon under Section 5.1 above, Exxon will provide Cogen with up to two (2) Exxon Butane storage refills of 100,000 Barrels each, after Shrinkage, but not to exceed the maximum necessary to refill Cogen's 100,000 Barrel Butane Storage Facilities' capacity on each occasion; provided, however, Exxon agrees to provide a total volume of Butane during each Winter Season sufficient to satisfy Cogen's Butane supply obligations under the Gas Service Agreement. The two (2) refills of Exxon Butane will be scheduled by Cogen prior to November 2 of each Annual Period, with each refill occurring no sooner than three (3) weeks following the last fill or refill. If such refill dates are not specified by Cogen by November 2, the refills will occur on December 15 and January 15 of each Winter Season. The Parties may agree upon a third and fourth refill of Exxon Butane for Cogen's storage capacity, with the prices and delivery schedule for such refills to be negotiated within ten (10) Days of Exxon's receipt of written notice of the request for such refills by Cogen, as provided in the Gas Service Agreement. Cogen shall have the right to assume any Exxon Butane refill purchase obligation, and to divert any shipment to a different facility, so long as such assumption and diversion is free of cost to Exxon.

        5.4 Price. Except as provided in Section 5.5, the price for all Exxon Butane under this Article 5 will be equivalent to the spot price of normal Butane at Mont Belview, Texas, as expressed in Platt's Oilgram Price Report, on Exxon's scheduled delivery date to Cogen, plus a premium of $2.94 per Barrel. The premium will be adjusted annually based on the PPI, using the 1990 average as a base year. Either Party shall have the right to reopen pricing negotiations if the price set forth herein can be shown to differ by more than five percent (5%) from the prevailing price of Butane delivered in 100,000 Barrel shipments, including handling, to a facility such as Exxon's Complex in the northeast United States.

        5.5 Emergency Butane Use. If, due to emergency or abnormal operating conditions during the Winter Season, Exxon must reduce its Butane inventory in the Butane Storage Facilities, upon a written request from Exxon, Cogen agrees to purchase and utilize Butane at the Cogeneration Facility each Day that such emergency or abnormal operating conditions continue, subject to the following conditions: (a) the volume utilized by Cogen shall be that required to operate either one or two of the Cogeneration Facility's gas turbines each Day of operation; (b) Exxon will provide Cogen at least seven (7) Days of prior written notice of its emergency need to deliver Butane; and (c) Cogen's obligation to take Butane deliveries is subject to (i) annual and instantaneous emission and/or consumption limits of the Air Permit, such annual limitation to commence on November 15 of each Annual Period, (ii) Cogen's minimum purchase obligations under the Gas Service Agreement, (iii) Con Ed's requirements under the Power Purchase Agreement, and
(iv) Cogen's ability to utilize Butane to operate at least one of the Cogeneration Facility's Gas turbines for a period of a t least five (5) consecutive Days. Any Butane taken by Cogen under such conditions during the Winter Season, at Cogen's option, shall be credited against the volumes of Butane which Cogen is obligated to take during the following Summer Season and will be priced pursuant to Section 6.2 hereof.

                                   ARTICLE 6

                            SUMMERTIME FUEL SUPPLY

        6.1 Quantity. At Exxon's election, after Cogen certifies in writing that testing of the Butane burning systems at the Cogeneration Facility is complete and acceptable to Cogen, Exxon shall deliver and Cogen shall purchase and utilize at the Cogeneration Facility a total of 736,000 Barrels of Exxon Butane during each Summer Season, subject to the following conditions: (a) when offered by Exxon and accepted by Cogen, Cogen shall utilize whatever volumes are required to operate one or two of the Cogeneration Facilities' gas turbines each Day of operation; (b) Exxon will provide Cogen at least seven (7) Days prior written notice of its desire to deliver such Butane; (c) Cogen shall have no obligation to take Butane on any particular Day, so long as Cogen purchases the referenced total volume of Exxon Butane during each Summer season; and (d) Cogen's obligation to take Butane deliveries is subject to (i) annual and instantaneous emission and/or consumption limits of the Air Permit, such annual limitation to commence on November 15 of each Annual Period, (ii) Cogen's minimum purchase obligations under the Gas Service Agreement, (iii) Con Ed's requirements under the Power Purchase Agreement, and
(iv) Cogen's ability to utilize Butane to operate at least one of the Cogeneration Facility's Gas turbines for a period of at least five (5) consecutive Days.

        6.2 Price. Cogen shall pay Exxon, for the Exxon Butane that Cogen is required to take under Section 6.1, a price equal to the price per Dekatherm payable by Cogen to the Natural Gas Suppliers for Sales Service Gas under the Gas Service Agreement.

        6.3 Propane Substitution. At Exxon's request, Cogen shall be required to purchase and utilize propane, instead of the Butane that it would otherwise be required to take under Section 6.1, at an equivalent price per Dekatherm, if
(a) Cogen determines that it can use propane as an alternative backup fuel without significant adverse effects on Cogen or the Cogeneration Facility; (b) Cogen and Exxon mutually agree on the allocation between them of the cost of any additional equipment necessary to use propane as a backup fuel at the cogeneration Facility; (c) Exxon provides sufficient notice of the substitution to permit Cogen to make the necessary equipment modifications and control system adjustments; and (d) the use of propane is authorized under the Air Permit. In the event propane is utilized as a substitute for Butane hereunder, any provisions of this Agreement applicable to Butane, other than price, will apply to the use of propane.

        6.4 Scheduling. Thirty (30) Days prior to the start of a Summer Season, Exxon shall provide Cogen with a written estimate of the volumes of Butane to be delivered under Section 6.1 hereof during the ensuing Summer Season. Such estimate may be modified by mutual agreement of the Parties.

                                   ARTICLE 7

                                TESTING SERVICE

        7.1 Prior to the Date of Initial Commercial Operation, or until Cogen certifies in writing that testing of the Butane burning systems of the Cogeneration Facility is complete and acceptable to Cogen, whichever occurs later, Exxon will supply, at Cogen's election, up to 40,000 Barrels of Exxon Butane for the operational testing of the Cogeneration Facility. The price for such Butane will be the same as that set forth in Sections 5.4 and 6.2, as appropriate, of this Backup Fuel Agreement. If Exxon is required to transport Butane for testing by rail, however, then the Butane will be priced at the cost to Exxon including the cost of shipping.

The maximum delivery rate for such Butane will be 20,000 Barrels per Day at 450 psig. Cogen will advise Exxon of the schedule of requirements for testing service and, if Cogen requires testing service prior to May 1, 1992, Exxon shall use best efforts to provide such service but will not be required to provide testing service prior to May 1, 1992.

                                   ARTICLE 8

                            PAYMENT AND ACCOUNTING

        8.1 Payment. On or before the tenth (10th) Day of each month, Exxon will calculate all sums payable to it by Cogen for storage services and backup fuel deliveries at Cogen's Receiving Point or in the Butane Storage Facilities, as appropriate, during the preceding month and will deliver its invoice to Cogen showing thereon full billing details. The invoice will be due and payable to Exxon by Cogen by the twenty-fifth Day of the month. If Exxon fails to render an invoice by the due date for such invoice, the relevant due date of the payment by Cogen shall be extended by a corresponding number of Days. If an index, rate, publication or other source of information required for the adjustment of any price, charge or credit under this Backup Fuel Agreement is unavailable on the effective date for such adjustment, Exxon's invoice will be calculated using the best available estimate of such adjustment. When the information necessary for calculation of the actual adjustment becomes available, such invoice will be recalculated and any net charge or credit resulting from the recalculation will be reflected on the next month's invoice.

        8.2 Mode of Payment. Each payment under this Backup Fuel Agreement will be made by interbank wire transfer to the bank address designated in writing by Exxon or to such other address as Exxon may from time to time designate by written notice.

        8.3 Auditing. Each Party will have the right at reasonable hours to examine the books, records, and charts of the other party to the extent reasonably necessary to verify the accuracy of any invoice, payment, measurement, calculation, or determination made pursuant to the provisions of this Backup Fuel Agreement; provided, that if any such examination requires access to confidential information, the release of which would be harmful to Exxon's or Cogen's competitive position, Exxon or Cogen, as the case may be, will select an examiner who is not in a position to benefit from such confidential information and such examiner will execute an agreement to maintain the confidentiality of the information to be examined. If any such examination REVEALS, or if either Party discovers, any error or inaccuracy in its own or the other Party's invoice, calculation, measurement or determination, then proper adjustment and correction thereof will be made as promptly as practicable thereafter, except that no adjustment or correction will be made if more than one year has elapsed since the error or inaccuracy occurred.

        8.4 Failure to Pay. If Cogen fails to pay any amount payable to Exxon hereunder when due, interest thereon will accrue and be payable from the date on which payment was due until the date payment is made. The rate of such interest will be the Prime Rate published weekdays in the Wall Street Journal, plus two percent (2%), provided that the interest rate provided herein may never exceed the highest rate of interest permitted by applicable law. If any such failure to pay continues for ten (10) Days after receipt by Cogen and Financier of Exxon's written protest, Exxon may suspend its performance under this Backup Fuel Agreement and, in addition, if such failure to pay continues for thirty (30) Days, Exxon may terminate this Backup Fuel Agreement upon written notice to Cogen and the Financier; provided, however, that if Cogen in good faith disputes the amount of any such bill or any part thereof, and pays to Exxon such amount as it concedes to be correct, and at any time thereafter within ten (10) Days of a demand by Exxon, furnishes good and sufficient surety bond of the Financier or other security acceptable to Exxon, guaranteeing payment to Exxon of the amount in dispute, then Exxon will not be able to suspend performance under this Backup Fuel Agreement or seek to terminate this Backup Fuel Agreement. The exercise of any such right will be in addition to any and all remedies otherwise available to such Party.

        8.5 Overpayment. If Cogen pays any amount shown due and owing upon the invoice of Exxon, and such amount is subsequently determined by agreement, arbitration or judgment of court not to have been due and owing when paid, Exxon will refund such amount to Cogen together with interest from the date of payment to the date of refund at the Prime Rate published weekdays in the Wall Street Journal, plus two percent (2%), provided that the interest rate provided herein may never exceed the highest rate of interest permitted by applicable law.

        8.6. Records. Both Cogen and Exxon shall keep all invoices, receipts, charts, computer printouts, punchcards, magnetic tapes, and other records related to the volume and price of storage services and Butane sales made under this Backup Fuel Agreement. Such records shall be made available for inspection and copying by either Party or their representatives upon reasonable notice. Each Party shall keep all such materials for a minimum of three (3) years from the date of their preparation.

                           ARTICLE 9

                 POSSESSION, TITLE AND WARRANTY

        9.1 Possession. Exxon's control and possession of Cogen Butane for the account of Cogen shall commence upon passage of the Cogen Butane, Barrel by Barrel, from railroad tankcar or vessel tankage used for the purpose of delivering Cogen Butane to Exxon at the Butane Transfer Facilities and shall terminate upon passage of the Cogen Butane which Cogen elects to receive, Barrel by Barrel, at Cogen's Receiving Point. Cogen through its marine or rail transporter of Butane shall be in control and possession of the Cogen Butane delivered hereunder, and responsible for any damage or injury caused thereby, until the same shall have been delivered into the shore receiving flange at the end of the Butane loading arm of the Butane Transfer Facilities (or the railroad tankcar receiving point) and after both Cogen Butane and Exxon Butane shall have been delivered to Cogen from the Butane Delivery Facilities at Cogen's Receiving Point. Exxon shall be in control and possession of the Exxon Butane until delivery to Cogen at Cogen's Receiving Point. Exxon shall be responsible for any damage or injury caused by the Cogen Butane and Exxon Butane during its possession.

        9.2 Title. Title to the Cogen Butane delivered by Cogen to Exxon at the Butane Transfer Facilities shall at all times remain in Cogen. Title to the Exxon Butane (other than the initial annual fill of Exxon's Butane Storage Facilities for use during the ensuing Winter Season in accordance with Section 2.1C hereof, and any subsequent fills should Exxon elect Supply Option B pursuant to Section 5.3) shall pass when delivered at Cogen's Receiving Point. Title to the Exxon Butane supplied pursuant to Section 2.1C and any subsequent fills pursuant to Section 5.3 hereof shall pass when Exxon shall have notified Cogen in writing that the Exxon Butane has been placed in the Butane Storage Facilities and Cogen shall have made payment therefor.

        9.3 Warranty. Cogen, as to all Cogen Butane delivered by it or on its behalf to Exxon, and Exxon, as to all Exxon Butane delivered by it to Cogen, warrant for themselves, their successors and assigns, that each will at the time of delivery to the other party, have good and merchantable title to all such Butane or the good right to deliver such Butane free and clear of all liens, encumbrances and claims whatsoever, with the exception of the security interest in Cogen's Butane held by the Financier or any successors-in-interest of the Financier. Each party will indemnify the other, defend and save it harmless from all suits, actions, debts, accounts, damages, costs, losses and expenses arising at any time from or out of adverse claims to such Butane by any third party or parties, including claims by any third party or parties for any royalties, taxes, license fees or charges applicable to such Butane or to the delivery thereof.

        9.4 Requirements For Butane Shipments. All deliveries of Cogen Butane to the Butane Transfer Facilities shall be subject to the Exxon and U.S. Coast Guard LPG Ship Requirements set forth in Exhibit C, attached hereto and made a part hereof for all purposes.

                                  ARTICLE 10
                                     TERM

       10.1 Effective Date. This Backup Fuel Agreement will be effective upon its execution, but certain rights and obligations of each Party hereto will not become effective, if at all, until the conditions relating to such Party's performance defined in Article 12 are satisfied. When the conditions relating to Cogen's obligations to purchase and store Butane are satisfied, Cogen will provide a written notice to Exxon specifying the Date of Initial Commercial operation. Subject to the provisions of Section 10.5, in no event will the term of the Backup Fuel Agreement continue beyond the Evergreen Period.

       10.2 Base Term. The Base Term of this Backup Fuel Agreement will commence on the Date of Initial Commercial Operation and will continue for twenty-five (25) Annual Periods, unless sooner terminated in accordance with the terms hereof.

       10.3 Renewal Terms. Following the completion of the twenty-five (25) year Base Term, this Backup Fuel Agreement will be automatically renewed for two successive Renewal Terms of five Annual Periods each, the first of which will commence with the expiration of the Base Term, unless Cogen elects to terminate this Backup Fuel Agreement at the expiration of the Base Term or at the expiration of the first five-year Renewal Term. Termination by Cogen in accordance with the provisions of this Article 10 will be valid only if Cogen provides Exxon written notice of its intent to terminate at least four (4) Annual Periods prior to the expiration of the Base Term or first five-year Renewal Term, as the case may be.

       10.4 Evergreen Period. After the expiration of the second five-year Renewal Term, this Backup Fuel Agreement will automatically extend into an Evergreen Period which will continue until December 31, 2048, unless either Party elects to terminate the Evergreen Period earlier. Either Party may terminate the Evergreen Period at any time by giving at least five (5) Annual Periods prior written notice to the other Party. In that event, termination of the Evergreen Period will be effective five (5) years after the notice is given, or at such other time as the Parties may agree. If neither Party terminates the Evergreen Period earlier, the Evergreen Period will automatically terminate on December 31, 2048. The automatic termination date of December 31, 2048, may not be extended for any reason, including Force Majeure, except as provided in
Section 10.5.

       10.5 Butane Disposal Period. Cogen shall cause the Cogen Butane and Exxon Butane purchased by Cogen hereunder to be removed from the Butane Storage Facilities prior to the expiration of this Backup Fuel Agreement. In the event Cogen fails to so remove the Cogen Butane and Exxon Butane purchased by Cogen hereunder prior thereto, Exxon shall have the right, at Exxon's option, to either (i) dispose of such Cogen Butane and Exxon Butane purchased by Cogen hereunder in a commercially reasonable manner and remit the proceeds of such sale, less any reasonable expenses incurred by Exxon in connection with such sale, to Cogen or (ii) purchase such Cogen Butane and Exxon Butane purchased by Cogen hereunder for its own account at the then prevailing market price for Butane in the Linden, New Jersey area. If, however, Cogen is prevented from removing the Cogen Butane and Exxon Butane purchased by Cogen hereunder as a result of any cause within the reasonable control of Exxon, Exxon shall be obligated to purchase the Cogen Butane and Exxon Butane purchased by Cogen hereunder from Cogen at the then prevailing market price for Butane in the Linden, New Jersey area.



                          ARTICLE 11

              MEASUREMENT AND DELIVERY CONDITIONS

       11.1 Measurement Facilities. Exxon's Butane Delivery Facilities shall include a measuring station as depicted in Exhibit A hereto, which shall be maintained and operated by Exxon. The measuring station shall be so equipped with such meters, recording gauges, or other types of meter or meters of standard make and design commonly acceptable in the industry, as are necessary to accomplish the accurate measurement of Butane delivered by Exxon at Cogen's Receiving Point hereunder. The determination of quantities delivered by Exxon to Cogen shall be based on such meter or gauge readings or the determination of such quantities by standard practices.

        11.2 Facilities Testing. Exxon, at Exxon's sole expense, shall test all measuring equipment used in measuring deliveries hereunder at least quarterly. Cogen shall have the right, at its sole expense, to request a test of any and all such measuring equipment at any time between such quarterly tests. Each Party shall give reasonable notice, but in no event less than five (5) business Days notice in writing, to the other Party of tests of the accuracy of such measuring equipment so that each Party may conveniently (at its own expense) have its representative present at such tests. If such notice has been given, the Party giving the notice may proceed whether or not the other Party is present, and such test results shall be used until the next quarterly test or requested test. If upon any test, the metering equipment is found to be inaccurate by two percent (2%) or more, any measurement based upon such registration shall be corrected at the rate of such inaccuracy for any period of inaccuracy which is definitely known or agreed upon, or if not known or agreed upon, then for a period extending back to one-half of the time elapsed since the day of the last meter test. Following any such test, any measuring equipment found to be inaccurate to any degree shall be adjusted immediately to measure accurately.

       11.3 Shipment Accounts. All shipments of Cogen Butane for Cogen's account shall be reported in Barrels corrected for temperature and specific gravity. Upon receipt of Cogen Butane by Exxon at the Butane Transfer Facilities for injection into the Butane Storage Facilities for Cogen's account, Exxon shall prepare a Notification of Receipt showing the data necessary for the identification of the incoming shipment. The Notification of Receipt will include Cogen's name, date of receipt, mode of shipment and quantity of Cogen Butane received for injection, as determined by an independent inspector using ship's figures or Exxon's metering calculations. When quantities of Cogen Butane and Exxon Butane sold to Cogen hereunder are withdrawn from the Butane Storage Facilities and delivered to Cogen at Cogen's Receiving Point, Exxon shall prepare a Notification of Delivery showing the data necessary for the identification of the delivery. The Notification of Delivery will include Cogen's name, date of delivery and quantity of Cogen Butane and Exxon Butane delivered using Exxon's metering calculations. A copy of all Notifications of Receipt and Notifications of Delivery shall be delivered to Cogen by Exxon within ten (10) days after each receipt or delivery. Such notices shall be deemed to be correct for all purposes unless objection thereto is given to either Party by the other Party hereto within six (6) months after delivery of such notice to Cogen. The Notices of Receipt and Notices of Delivery shall be used to determine the amount of Cogen Butane contained in Exxon's Butane Storage Facilities at any given time.

       11.4 Pressure. Butane or other backup fuel delivered to Cogen at Cogen's Receiving Point shall be at a pressure sufficient to enter Cogen's facilities, which shall be 450 psig, plus or minus 20 psig, but not higher than 600 psig.

       11.5 Heating Content. The heating content of the Butane or other backup fuel delivered by Cogen to Exxon and by Exxon to Cogen hereunder shall be determined by Exxon in accordance with standard testing methods for each shipment of Cogen Butane and on a daily basis for Exxon Butane delivered for summer use. There shall be one test or sample by Exxon for each curtailment period which requires the utilization of Butane in the winter. The results of any tests to determine heating content shall be corrected to reflect actual conditions of delivery. Any difference by an amount equal to or greater than plus or minus 1/10% between the heating content of the Cogen Butane delivered by Cogen to Exxon and, after commingling with Exxon Butane, the Cogen Butane delivered by Exxon to Cogen at Cogen's Receiving Point shall be taken into account by adjusting the quantity of the Butane delivered hereunder. if the heating content of the Exxon Butane delivered during the Winter Season to Cogen at Cogen's Receiving Point falls below the heating content specified in Exhibit B hereto, the quantity of such Exxon Butane shall be adjusted to reflect such lower heating content.

        11.6 Quality. Exxon's Butane Storage Facilities shall be operated in such a manner that the Cogen Butane delivered to Cogen out of Exxon's Butane Storage Facilities shall not be materially changed in quality from that of the cogen Butane delivered by Cogen to such facilities, except for any change caused by commingling the Cogen Butane with Exxon Butane. Exxon's deliveries of Butane hereunder shall comply with the specifications set forth in Exhibit B. All Cogen Butane delivered to Exxon shall comply with the specifications set forth in Exhibit B. Exxon and Cogen shall provide a certificate of analysis to the other for their respective deliveries of Butane hereunder. Exxon reserves the right, at Exxon's sole expense, to perform an analysis of the Cogen Butane at Exxon's Butane Storage Facilities prior to unloading and Exxon may refuse receipt of any Cogen Butane that is found to be contaminated or not in conformity with such qualities.

                                  ARTICLE 12

                ACTIONS REQUIRED TO SATISFY CERTAIN CONDITIONS

       12.1 Governmental Authorizations. Cogen's obligations set forth herein may be subject to the receipt of Governmental Authorizations. Cogen and Exxon agree to act with due diligence and cooperate with each other in seeking any such approvals or authorizations. Exxon agrees that the terms and conditions of such orders, permits and authorizations must be acceptable to Cogen in its sole discretion. Upon Cogen's receipt of any regulatory authorization or governmental permit that has a potential adverse impact on Exxon, Cogen shall transmit to Exxon a copy of such authorization or permit within ten (10) Days of receipt thereof.

       12.2 Construction of Facilities. Cogen's obligations to purchase and store Butane hereunder are subject to the construction and placing in service of the Cogeneration Facility and other related facilities. To the extent Exxon is responsible for such construction, Exxon agrees, subject to satisfaction of any other applicable conditions herein relating to the performance of its obligations hereunder, to act with due diligence in constructing and placing in service such facilities.

       12.3 Mutual Cooperation. Both Parties agree to cooperate with each other and to keep each other informed regarding their progress in carrying out their respective obligations under this Backup Fuel Agreement.

                                  ARTICLE 13

                                 FORCE MAJEURE

       13.1 Definition. Except for the obligations of a Party to make payments when due under this Backup Fuel Agreement, the Parties will be excused from delays in performance or failures to perform their respective obligations hereunder and will not be liable in damages or otherwise, if and only to the extent that such delays or failures are caused by Force Majeure. The term "Force Majeure" means any cause beyond the reasonable control of the affected Party, including, without limitation, storm, flood, lightning, drought, earthquake, fire, explosion, civil disturbance, labor dispute, act of God or the public enemy, or action of a court or governmental authority. Financial distress of either Party, late delivery of materials or equipment (unless itself caused by Force Majeure), or inadequate performance by contractors (unless itself caused by Force Majeure) will not be considered Force Majeure.

       13.2 Burden of Proof. The burden of proof as to whether an event or condition of Force Majeure has occurred will be upon the Party claiming that it should be excused from performing its obligations hereunder due to the occurrence of such an event or condition.

       13.3 Condition. If either Party relies on Force Majeure -as a basis for being excused from performance of its obligations under this Backup Fuel Agreement, then the Party. relying on Force Majeure will:

        A. Give prompt oral notice to the other Party, confirmed promptly in writing, of the occurrence of the event or condition, with an estimate of its expected duration and probable impact on the performance of its obligations hereunder;

        B. Exercise all reasonable efforts to continue to perform its obligations hereunder;

        C. Expeditiously take action to correct or cure the event or condition excusing performance to the extent reasonably practicable;

        D. Exercise all reasonable efforts to mitigate or limit damages to the other Party; and

        E. Give prompt oral notice to the other Party, confirmed promptly in writing, of the cessation of the event or condition giving rise to its excusal from performance.

       13.4 Labor Disputes. This Article 13 will not require the settlement of any strike, walkout, lockout, or other labor dispute on terms which, in the judgment of the Party involved, are contrary to its interests. The settlement of such labor disputes will be at the sole discretion of the Party involved.

                                  ARTICLE 14

               LIMITATION ON LIABILITY AND DISTRIBUTION OF RISKS

        14.1 Limitation of Liability. Neither Exxon nor Cogen, nor their respective officers, directors, partners, agents, employees, Affiliates, nor their successors or assigns will be liable under this Backup Fuel Agreement to the other Party or its officers, directors, partners, agents, employees, Affiliates, or their successors or assigns, for any punitive, indirect, or consequential losses, damages, or expenses, including loss of profits.

     14.2 Distribution of Risks Between Exxon and Cogen. Cogen will be responsible for, and will indemnify, hold harmless and defend Exxon, its officers, directors, partners, agents, employees, affiliates and their representatives from and against any and all claims, losses, damages, penalties, causes of action, suits and liability of every kind, including all expenses of litigation, court costs and attorneys' fees from injury to or death to persons (including Cogen's employees) or for damages or injury to property arising out of the sale, transportation, delivery, transfer, storage or use of Butane while the Butane is in Cogen's control and possession as set forth in Article 9 hereof (unless such loss or damage results from the sole negligence or solely from the willful misconduct of Exxon, its officers, directors, partners, agents, employees, Affiliates or other representatives), and Exxon will be responsible for, and will indemnify, hold harmless and defend Cogen, its officers, directors, partners, agents, employees, affiliates and their representatives from and against any and all claims, losses, damages, penalties, causes of action, suits and liability of every kind, including all expenses of litigation, court costs and attorneys' fees from injury to or death to persons (including Exxon's employees) or for damages or injury to property arising out of the sale, transportation, delivery, transfer, storage or use of Butane while the Butane is in Exxon's control and possession as set forth in Article 9 hereof (unless such loss or damage results from the sole negligence or solely from the willful misconduct of Cogen, its officers, directors, partners, agents, employees, Affiliates or other representatives). Notwithstanding anything in this Section 14.2 appearing to the contrary, neither party hereto shall be relieved from liability (regardless of whether possession and control of the Butane may at the time of loss or damage be in the other party) for any losses or damages arising from the failure of such party to deliver Butane meeting the specifications set forth in Exhibit B.

       14.3 No Effect on Other Agreements. Other than damage or injury caused by Cogen Butane and Exxon Butane during possession by Cogen or Exxon, nothing in this Article 14 is intended to affect the liability and distribution of risk provisions as set forth in the Ground Lease Agreement.

                                  ARTICLE 15

                                   INSURANCE

       15.1 General Requirements. Cogen will carry at the effective date of this Backup Fuel Agreement and will use its best efforts to maintain in force to the end of this Backup Fuel Agreement, the following insurances with companies satisfactory to Exxon:

           (i) Workers' Compensation and Employer Liability For all its employees who may at any time be on Exxon's Complex, workers' compensation and employer's liability with limits of at least $100,000 per accident;

          (ii) Comprehensive General Liability. Cogen's normal and customary comprehensive general liability insurance (including, without limitation, contractual) with limits of at least $10 million per occurrence for bodily injury and $10 million per occurrence for property damages; and

         (iii) Automobile Liability. Automobile liability insurance covering owned, non-owned, and rented vehicles which may at any time operate on Exxon's Complex, with limits of at least $10 million for injury, death, or property damage resulting from each occurrence.

Nothing contained in this Section 15.1 shall limit or waive Cogen's legal or contractual responsibilities to Exxon or others.

       15.2 Notices and Examination. If requested by Exxon, Cogen will have its insurance carriers furnish to Exxon insurance certificates specifying the types and amounts of coverage in effect, the expiration dates of each policy, and a statement that no insurance will be cancelled or materially changed during the term of this Backup Fuel Agreement without thirty (30) Days prior written notice to Exxon. If requested by Exxon, Cogen will permit Exxon to examine the insurance policies, or at Exxon's option, Cogen will furnish Exxon with certified copies of the insurance policies.

       15.3 Self-Insurance. Upon showing reasonable evidence of financial ability to assume loss to Exxon, Cogen' may self-insure any or all of the coverages shown above.

                                  ARTICLE 16

                          GOVERNMENTAL AUTHORIZATIONS

       16.1 Maintenance of Governmental Authorizations. The Parties will obtain and maintain in effect all necessary Governmental Authorizations for their activities under this Backup Fuel Agreement and will carry on their operations in material compliance with all such Governmental Authorizations. Each Party will cooperate with the other Party in obtaining, maintaining and complying with any Governmental Authorizations necessary under this Backup Fuel Agreement. Cogen will use reasonable efforts, but will have no obligations, to keep Exxon advised of significant developments with respect to its major Governmental Authorizations relating to the Cogeneration Facility.

       16.2 Status of Cogeneration Facility. Cogen will promptly give Exxon written notice if the Cogeneration Facility loses its qualifying cogeneration facility status.

                                  ARTICLE 17
                     TERMINATION; DEFAULTS; RIGHT TO CURE

       17.1  Termination of Other Agreements. Subject to the provisions of
Section 10.5, this Backup Fuel Agreement will automatically terminate if and when the Improvements Removal Period, as defined in the Ground Lease Agreement, commences or if and when the Ground Lease Agreement terminates. This Backup Fuel Agreement will not terminate when the Steam Sale Agreement terminates, unless the Steam Sale Agreement is terminated for cause under Section 11.5 thereof or the termination of the Steam Sale Agreement triggers a termination of the Ground Lease Agreement.

       17.2 Change of Operations. If Exxon ceases all or substantially all refining operations at Exxon's Complex, Exxon will have the option to terminate this Backup Fuel Agreement six (6) months following Cogen's and the Financier's receipt of Exxon's written termination notice, but only if Cogen, Exxon and the Financier agree to mutually acceptable alternate arrangements for the delivery of Butane to Cogen during the Winter Season. Cogen and Exxon agree that a commitment by Exxon to have a third-party, acceptable to Exxon, Cogen and the Financier, provide the winter backup fuel requirements hereunder until the beginning of the Evergreen Period constitutes a mutually acceptable alternate arrangement.

       17.3 Other Exxon Rights to Terminate. Subject to Section 17.6, Exxon will also have the right, at its option, to terminate this Backup Fuel Agreement upon the occurrence of any of the following events:

         A. Cogen defaults by failing to make timely payment pursuant to Article 8 hereof, which failure continues for thirty (30) Days after Exxon gives Cogen and the Financier identified in Section 17.6 written notice of such failure to pay; or

         B. Cogen defaults by failing substantially to perform any material obligation under this Backup Fuel Agreement other than the payment of storage and supply charges, which failure continues for a period of sixty (60) Days after Exxon gives Cogen and the Financier written notice of such nonperformance; provided, however, if such default may not reasonably be cured within such sixty (60) Day period, this Backup Fuel Agreement will not terminate pursuant to this Section 17.3B, if Cogen diligently commences to cure such default within such sixty (60) Day period and for so long as Cogen diligently continues such efforts, unless the default continues uncured for six
            (6) months after Exxon gives Cogen and the Financier such written notice; or

         C. Exxon terminates the Steam Sale Agreement because of default by Cogen; or

         D. Cogen fails to complete the construction of the Cogeneration Facility by January 1, 1998, in which event Exxon may terminate this Backup Fuel Agreement by giving Cogen prompt written notice; or

         E. Exxon terminates the Ground Lease Agreement pursuant to Article 16.1 thereof or the Steam Sale Agreement pursuant to Article 2.3 of such agreement (dealing with failure by Cogen to commence Commercial Operations by July 1, 1993, or make alternate arrangements), or Cogen ceases to be obligated to comply with the Ground Lease Agreement or Steam Sale Agreement for any reason other than a termination of such Agreement (i) by Cogen due to a default by Exxon thereunder, (ii) by Exxon (only) at the expiration of "Base Term" (as defined in such Agreement) or of the first five year renewal thereof, (iii) by Cogen because Exxon's External Steam Requirements (as defined in such Agreement) from Cogen under the Steam Sale Agreement have fallen below the level specified in Section 11.2E thereof and the other conditions in such Section have been satisfied; or (iv) by agreement of Cogen and Exxon; or

         F. This Backup Fuel Agreement enters its Evergreen Period and Exxon gives Cogen at least five years written notice of termination pursuant to Article 10.

       17.4 Cogen's Right to Terminate. Cogen will have the right, at its option to terminate this Backup Fuel Agreement upon the occurrence of any of the following events:

        A. Exxon defaults by failing substantially to perform any material obligation under the Ground Lease Agreement, which failure continues for a period of sixty (60) Days after Cogen gives
             Exxon and its lenders and mortgagees identified in Section 16.4 thereof written notice of such nonperformance, subject to the cure rights thereunder; or

        B. Cogen terminates the Steam Sale Agreement because of default by Exxon; or

        C. Cogen terminates the Steam Sale Agreement under Article 11.2E of such agreement (dealing with decreased need for Steam by Exxon); or

        D. The Power Purchase Agreement is terminated for any reason and is not replaced by a similar agreement to sell power; or

        E. Cogen is unable to receive or maintain the Governmental Authorizations necessary lawfully to construct, operate, and maintain the Cogeneration

             Facility due to Force Majeure (and not due to repeated violations by Cogen of such authorizations for reasons other than Force Majeure); or

        F.   The Demised Premises, the Interconnection Areas, the Utility
             Areas, or the Access Rights of Way, all as defined in the Ground Lease Agreement, cannot be used for Cogen's purposes as specified in Article 6 thereof and the Parties cannot relocate the Interconnection Areas, Utility Areas or Access Rights of Way pursuant to Section 2.6 thereof to their mutual satisfaction, or if Cogen is unable (other than temporarily unable due to an emergency) to obtain water, gas, or standby power for the Cogeneration Facility; or

        G.   There is a partial taking allowing termination in accordance with
             Section 13.3 of the Ground Lease Agreement; or

        H. This Backup Fuel Agreement continues to the end of the Base Term, or either Renewal Term, or into the Evergreen Period and Cogen gives any of the notices of termination specified in Article 10.

        I. Exxon defaults by failing substantially to perform any material obligation under this Backup Fuel Agreement, which failure continues for a period of sixty (60) Days after Cogen gives Exxon written notice of such nonperformance; provided, however, if such default may not reasonably be cured within such sixty (60) Day period, this Backup Fuel Agreement will not terminate pursuant to this Section 17.4I, if Exxon diligently commences to cure such default within such sixty (60) Day period and for so long as Exxon diligently continues such efforts, unless the default continues uncured for six (6) months after Cogen gives Exxon such written notice.

Any notice from Cogen to Exxon of termination of this Backup Fuel Agreement will be effective only if such notice either (i) is joined in by the Financier in writing, if there is a Financier then in existence, or (ii) certifies on its face that there is no Financier.

       17.5 Automatic Termination. This Backup Fuel Agreement will automatically terminate as of the effective date set forth in Section 17.7 below if

         A. The Backup Fuel Agreement continues in effect until the end of the Evergreen Period; or

         B. The Ground Lease Agreement terminates because of a full taking by competent authority of the Leased Premises, as described in
              Article 13 thereof; or

         C. This Backup Fuel Agreement is rejected pursuant to Section 365 of the Bankruptcy Code of 1978, as amended, or any successor provision thereto, in a case wherein Cogen is the debtor.

       17.6 The Financier, Lenders and Mortgagees. Exxon will not have the right to terminate this Backup Fuel Agreement for default pursuant to Sections 17.3A, 17.3B, or 17.3C above, until Exxon (i) has provided the Financier substantially the same notices which Exxon is obligated to provide to Cogen pursuant to Sections 17.3A or 17.3B, or 17.7A; and (ii) has provided the Financier the same right to cure such default as Cogen; and (iii) in the case of defaults which are susceptible of being cured only if the Financier has access to the Cogeneration Facility and the Leased Premises (and only in the case of such defaults), has provided the Financier six (6) additional months subsequent to the end of the period for the cure of any such default in Section 17.3B, without extension for any period contemplated in Article 13, to cure such default, provided that the Financier has pursued and continues to pursue with diligence, continuity and good faith all actions to enable the Financier to obtain access in order to cure, and to cure, such default. Exxon and Cogen hereby grant to the Financier a non-exclusive license, irrevocable for the term of this Backup Fuel Agreement, to have access to and to use the Cogeneration Facility and the Leased Premises for the purpose of curing any default by Cogen under clause (ii) above, or under Article 16 of the Ground Lease Agreement or
Article 11.4A (ii) of the Steam Sale Agreement, in any case in which such default is not subject to cure in a reasonably practicable manner without access to the Cogeneration Facility and the Leased Premises. Cogen will have no right to terminate this Backup Fuel Agreement pursuant to Section 17.4A or 17.4I above, until Cogen (i) has provided any lender to whom Exxon has assigned this Backup Fuel Agreement to secure a loan and has provided any mortgagee holding a mortgage on all or any part of Exxon's Complex substantially the same notices which Cogen is obligated to provide to Exxon pursuant to Section 17.4A or 17.4I, and (ii) has provided such lender or mortgagee the same right to cure as Exxon, provided that Exxon has previously given Cogen actual notice of the appropriate contact person and address for any such lender or mortgagee.

       17.7  Effective Date of Termination.

        A. If an event described in Sections 17.3A or 17.3B occurs, or if the termination described in Section 17.3C occurs, Exxon may promptly give Cogen a written notice of termination which will be effective upon receipt, subject to any cure period described therein.

        B. If Cogen fails to complete the construction of the Cogeneration Facility by the time provided in Section 17.3D, Exxon may give Cogen the written notice of termination provided for in Section 17.3D, which will be effective upon receipt, subject to any cure period described therein.

        C.   If Exxon terminates the Ground Lease Agreement pursuant to Article
             16.1 thereof or the Steam Sale Agreement pursuant to Article 2.3 thereof after the date of this-Backup Fuel Agreement, or if Cogen ceases to be obligated to comply with the Ground Lease Agreement or Steam Sale Agreement for any reason other than as specified in
             Section 17.3E, in each case, Exxon may give Cogen prompt written notice that Exxon is electing to terminate this Backup Fuel Agreement as well, which will be effective upon receipt, subject to any cure period described therein.

        D. If Exxon gives Cogen notice of termination of this Backup Fuel Agreement during the Evergreen Period pursuant to Article 10, this Backup Fuel Agreement will terminate as provided in Article 10.

        E. If a default described in Section 17.4A occurs, Cogen may promptly give Exxon a second written notice of termination, which will be effective upon receipt, subject to any cure period described therein.

        F. If any event described in Section 17.4B or 17.4C occurs, Cogen may give Exxon prompt written notice of termination, which will be effective upon receipt, subject to any cure period described therein.

        G. If any event described in Sections 17.4D, 17.4E, 17.4F or 17.4G occurs, Cogen may give Exxon prompt written notice, which will be effective upon receipt, subject to any cure period described therein.

        H. If Cogen gives Exxon notice of termination of this Backup Fuel Agreement during the Base Term, either Renewal Term, or during the Evergreen Period pursuant to Article 10, this Backup Fuel Agreement will terminate at the end of the subject period.

        I. If the Evergreen Period continues in effect until December 31, 2048, this Backup Fuel Agreement will terminate on such date, subject to the extension permitted for the disposition of Cogen Butane and Exxon Butane sold to Cogen hereunder, if any.

        J. If there is a full taking as described in Section 13.2 of the Ground Lease Agreement, this Backup Fuel Agreement will terminate on the date the governmental authority requires the Cogeneration Facility to be shut down.

        K. If this Backup Fuel Agreement is rejected pursuant to Section 365 of the Bankruptcy Code of 1978, as amended, or any successor provision thereto, in a case wherein Cogen is the debtor, this Backup Fuel Agreement will terminate on the effective date of such rejection.

        L. If an event described in Section 17.41 occurs, Cogen may promptly give Exxon a written notice of termination which will be effective upon receipt, subject to any cure period described therein.

       17.8 Cooperation. If this Backup Fuel Agreement is terminated for any reason, the Parties will work together to achieve a smooth transition.

                                  ARTICLE 18

                              NOTICE AND SERVICE

       18.1 Notice. All notices, requests, demands and other communications required or permitted under the terms of this Backup Fuel Agreement will be sufficient in form if in writing and will be deemed to be duly given if delivered by personal service, telegram, or mailed certified or registered first class mail, postage prepaid, properly addressed to the Party entitled to receive such notice pursuant to Section 18.3.

       18.2  Date of Service.

        A. Mail. If a notice is sent by registered or certified mail, it will be deemed given within three (3) Days, excluding Saturdays, Sundays, or legal holidays of the State of New Jersey, after deposit of the same in the United States mail, postage prepaid, except as otherwise demonstrated by a signed receipt.

         B. Telegram. If a notice is given by telegram, it will be deemed given eighteen (18) hours after delivery to the telegram company.

         C. Personal Service. If a notice is given by personal service, it will be deemed given upon the date of actual delivery to the address of the Party to be notified.

       18.3 Addresses. Notices may be sent to the Parties at the following addresses:

        A.  Cogen:     Cogen Technologies Linden Venture, L.P.
                       c/o Cogen Technologies, Inc.
                       1600 Smith Street
                       Suite 5000 - 50th Floor
                       Houston, Texas 77002
                       Attn:  Mr. Robert C. McNair
                              President

        B. Exxon:      Exxon Corporation
                       c/o Exxon Company, U.S.A.
                       1400 Park Avenue
                       Linden, New Jersey 07036
                       Attn: Refinery Manager

or to such other and different persons or addresses as may be designated by the Parties.

                                  ARTICLE 19

                    ENTIRETY OF CONTRACT; OTHER AGREEMENTS

       19.1 Entire Agreement. This Backup Fuel Agreement supersedes all prior oral and written agreements and understandings of the Parties relating to the subject matters hereof. This Backup Fuel Agreement constitutes the entire agreement and understanding of the Parties relating to the subject matters hereof.

       19.2 Other Agreements. This Backup Fuel Agreement does not supersede or in any way diminish or enhance the rights and obligations of the Parties under the Ground Lease Agreement and Steam Sale Agreement.

                                  ARTICLE 20

                                   CAPTIONS

       20.1 All indices, titles, subject headings, section titles, and similar items are provided for the purpose of reference and convenience and are not intended to be inclusive, definitive, or to control the meaning, content, or scope of this Backup Fuel Agreement.

                                  ARTICLE 21

                                  AMENDMENTS

       21.1 No amendment or modification of the terms of this Backup Fuel Agreement will be binding on either Exxon or Cogen unless reduced to writing and signed by both Parties.

                                  ARTICLE 22

                                   CONSENTS

       22.1 Whenever either Party requests any consent, permission, or approval which may be required or desired by that Party pursuant to the provisions hereof, the other Party will not unreasonably withhold or postpone the grant of such consent, permission, or approval.

                                  ARTICLE 23

                                   NONWAIVER

       23.1 The various rights, remedies, options, and elections of Exxon and Cogen as expressed herein are cumulative, and the failure of Exxon or Cogen to enforce strict performance by the other Party of the provisions of this Backup Fuel Agreement or to exercise any right, election, or option or to resort or have recourse to any remedy herein conferred will not be construed or deemed to be a waiver or a relinquishment of the future enforcement by Exxon or Cogen of any such provisions, rights, options, elections, or remedies, but the same will continue in full force and effect.

                                  ARTICLE 24

                                 SEVERABILITY

       24.1 The invalidity or unenforceability of any provision of this Backup Fuel Agreement shall not affect the validity and enforceability of any other provision, and each provision of this Backup Fuel Agreement shall be enforced to the maximum extent permitted by applicable law.

                                  ARTICLE 25

                                 RENEGOTIATION

       25.1 Should any term or provision of this Backup Fuel Agreement be found invalid by any court or regulatory body having jurisdiction thereover, the Parties will immediately renegotiate in good faith such term or provision of this Backup Fuel Agreement to eliminate such invalidity, consistent with the intent of this Backup Fuel Agreement.

                                  ARTICLE 26

                                  ASSIGNMENT

       26.1  By Exxon.

       A. If Exxon sells the Exxon Complex, this Backup Fuel Agreement shall be assigned to the purchaser of such complex. Exxon may also freely assign, this Backup Fuel Agreement, which will be binding on and inure to the benefit of the successors and assigns of Exxon. Upon any such assignment, Cogen will attorn to and recognize such successor and assignee of Exxon under this Backup Fuel Agreement.

       B. If Exxon sells or otherwise transfers to any unaffiliated entity any part of Exxon's Complex which contains the Butane Transfer Facilities, the Butane Delivery Facilities or the Butane Storage Facilities, such entity shall be obligated to enter into a separate backup fuel storage and supply agreement with Cogen covering the storage and delivery of Butane. The provisions of any separate agreement shall be substantially similar to those of this Backup Fuel Agreement, with such entity assuming the rights and obligations of Exxon for the remaining term of this Backup Fuel Agreement with respect to the part of Exxon's Complex so transferred, except that (i) Article 10 shall reflect, as appropriate, that some of the Base Term of this Backup Fuel Agreement shall have passed, (ii) Exhibits A, B and C shall be amended, as appropriate, and (iii) the references to the Ground Lease Agreement and the Steam Supply Agreement may or may not continue to apply, depending on whether such entity succeeds to Exxon's interest in the Ground Lease Agreement or the Steam Supply Agreement.

       26.2 By Cogen. Cogen will not assign, transfer, mortgage, pledge, or hypothecate this Backup Fuel Agreement at any time, except that:

        A. Cogen may at any time assign, pledge, or hypothecate this Agreement, provided that, in accordance with the terms of the Ground Lease Agreement, the Ground Lease Agreement is simultaneously assigned, pledged, or hypothecated to the same entity by Cogen; and

        B. Following two years after the Date of Initial Commercial Operation, Cogen may assign or transfer this Backup Fuel Agreement to an unrelated entity, provided that such unrelated entity will also assume Cogen's rights and obligations under the Ground Lease Agreement and Steam Sale Agreement, and (i) first deliver to Exxon its written assumption agreement substantially in the form of Exhibit D-1 to be bound by all of the provisions of this Backup Fuel Agreement, the Ground Lease Agreement and Steam Sale Agreement; (ii) have the personnel, experience, equipment and other resources reasonably required to perform its obligation under this Backup Fuel Agreement, the Ground Lease Agreement and Steam Sale Agreement; (iii) be financially capable based upon reasonable standards of performing its obligations under this Backup Fuel Agreement, the Ground Lease Agreement and Steam Sale Agreement;

              and (iv) be in other respects reasonably acceptable to Exxon. Subject to Section 26.4, this Backup Fuel Agreement will be binding on and inure to the benefit of the successors and assigns of Cogen.

       26.3 Continuing Obligations. No assignment of this Backup Fuel Agreement by Exxon or Cogen pursuant to Section 26.1 or 26.2 will operate to relieve Exxon or Cogen of its obligations to the other under this Backup Fuel Agreement which have accrued prior to the effective date of the assignment. An obligation will be deemed to have accrued before the effective date of an assignment only if all substantive elements of the obligation have accrued by that date. An assignment of this Backup Fuel Agreement will relieve the assignor of any obligations to the other Party under this Backup Fuel Agreement which have not accrued before the effective date of the assignment; provided, however, that the assignor shall continue to be obligated under this Backup Fuel Agreement if any such assignment shall be ineffective.

       26.4  Rights of the Financier and Other Mortgagees and Lenders.

         A. With regard to the initial Financier (General Electric Power Funding Corporation), Exxon upon request of such Financier will first execute and deliver a consent to assignment substantially in the form shown in Exhibit E. With respect to the designated Affiliate of General Electric Power Funding Corporation, upon (a) any refinancing of the initial loan for the construction of the Cogeneration Facility, (b) acknowledgement by General Electric Power Funding Corporation in writing that it is no longer the Financier to be recognized by Exxon for purposes of this Backup Fuel Agreement and (c) the request of such designated Affiliate, Exxon and Cogen will execute and deliver a recognition agreement substantially in the form shown in Exhibit F. Thereafter, if Cogen assigns, mortgages, pledges, or hypothecates this Backup Fuel Agreement to secure a loan from another Financier to be recognized as the Financier by Exxon for purposes of this Backup Fuel Agreement, pursuant to Section 26.2 above, in connection therewith Exxon will execute a similar consent to any such assignment as may be reasonably requested by the other Financier and Exxon will give the information specified in Section
              26.5 below.

        B. On instructions from the Financier, unless otherwise-directed by a court of competent jurisdiction, Exxon will make all payments due Cogen under this Backup Fuel Agreement in accordance with the written instructions of the

              Financier in conformity with its documentation with Cogen, and in such event Exxon will not be liable to Cogen for such payments.

        C. If Cogen becomes in default under any loan documentation with the Financier or any successor or assign of Financier holding a mortgage, pledge or hypothecation of Cogen's interest in this Backup Fuel Agreement, the Financier or such successor or assign may assume or cause a third party to assume Cogen's rights and obligations under this Backup Fuel Agreement at any time, provided that the Financier or such successor, assign, or third party must first give Exxon reasonable written notice of such assumption, which notice shall contain a request (which specifically references this Section 26.4C) for a list of all defaults of Cogen under this Backup Fuel Agreement, the Ground Lease Agreement and the Steam Sale Agreement, at least thirty (30) Days in advance and must first (i) enter into an agreement with Exxon agreeing to assume Cogen's rights and obligations thereafter accruing under this Backup Fuel Agreement, the Ground Lease Agreement and the Steam Sale Agreement and to cure all existing defaults of Cogen under this Backup Fuel Agreement, the Ground Lease Agreement and the Steam Sale Agreement that can be cured (including without limitation paying all amounts owed by Cogen to Exxon, subject to applicable caps on such amounts), pursuant to and as provided in an assumption agreement substantially in the form of Exhibit D-2; provided that the Financier or any nominee or designee of the Financier holding the interest in this Backup Fuel Agreement for the benefit of the Financier may enter into such an assumption agreement substantially in the form of Exhibit D-3; (ii) have the personnel, experience, equipment, and other resources reasonably required to perform its obligations under this Backup Fuel Agreement, the Ground Lease Agreement and Steam Sale Agreement;
              (iii) be financially capable based upon reasonable standards of performing its obligations under this Backup Fuel Agreement, the Ground Lease Agreement and the Steam Sale Agreement, and (iv) be in the other respects reasonably acceptable to Exxon. In such event, Exxon will accept performance by such Financier, successor, assign, or third party and the time limitation in Section 26.2 respecting assignment by Cogen will not apply to such Financier, successor, assign, or third party. Similarly, if the general partner of Cogen becomes in default under its partnership agreement with the designated Affiliate of General Electric Power Funding Corporation, the designated Affiliate may designate a new general partner of Cogen, provided that such new general partner has the personnel, experience, equipment and other resources reasonably required to perform its obligations under this Backup Fuel Agreement, the Ground Lease Agreement and the Steam Sale Agreement and is in other respects reasonably acceptable to Exxon. Exxon agrees that General Electric Company and General Electric Power Funding Corporation meet the requirements of this Section 26.4C (ii), (iii), and (iv) (and the comparable requirements of Section 26.4F (ii) (b), (c), and (d).

        D. Following the assumption of Cogen's rights and obligations under this Backup Fuel Agreement by the Financier or its successor, assign, or a third party pursuant to Section 19.4C, such Financier, successor, assign, or third party may assign its rights and obligations under this Backup Fuel Agreement to any entity, provided that such Financier, successor, assign, or third party must first give Exxon reasonable written notice of such assignment at least thirty (30) Days in advance and must first meet the requirements of Section 26.4C (i), (ii),
              (iii), and (iv). Any such entity may with reasonable written notice to Exxon at least thirty (30) Days in advance assign its rights and obligations under this Backup Fuel Agreement to other entities meeting the requirements of Section 26-4C (i), (ii),
              (iii), and (iv). In such event, Exxon will accept performance by such entity.

        E. Notwithstanding any other provision of this Backup Fuel Agreement, after the Financier or any successor, assign, third party or other entity referred to in Section 26.4C or 26.4D above assumes
              Cogen's rights and obligations under this Backup Fuel Agreement, Exxon will retain all of its rights under this Backup Fuel Agreement, including without limitation the right to terminate this Backup Fuel Agreement for any of the reasons specified in
              Article 17. Further, Cogen and the Financier (and its successors and assigns) will give Exxon concurrent notice of any default by Cogen and the exercise by Financier (and its successors and assigns) of any remedy under any of the documentation between Cogen and

              Financier (and its successors and assigns) pertaining to the Cogeneration Facility. If the Financier or any assignee of the Financier becomes entitled to remove part or all of the Cogeneration Facility from the Leased Premises, Exxon will not interfere with the exercise of such right of approval.

        F. In the event of the rejection of this Backup Fuel Agreement, the Ground Lease Agreement and the Steam Sale Agreement prior to their stated expiration dates pursuant to Section 365 of the Bankruptcy Code of 1978, as amended, or any successor provision thereto, in a case wherein Cogen is the debtor, Exxon will enter into a new backup fuel agreement, a new ground lease of the Leased Premises and a new steam sale agreement with the Financier or the same nominee or designee of the Financier for the remainder of the term of this Backup Fuel Agreement, the Ground Lease Agreement and Steam Sale Agreement, respectively (assuming no rejection had occurred), effective, in each case, as at the date of such rejection and upon substantially the same covenants, agreements, terms, provisions and limitations herein contained and therein contained (in each case, excluding a provision equivalent to this Section 26.4F), provided:

 (i) the Financier delivers a written request to Exxon for such new backup fuel agreement, new ground lease and new steam sale agreement within thirty (30) days from the date of such rejection, which written request is accompanied by payment to Exxon of all amounts due to Exxon under this Backup Fuel Agreement, the Ground Lease Agreement and the Steam Sale Agreement and unpaid as at the date of such request and which request identifies the party to act as purchaser under such new backup fuel agreement, as lessee under such new ground lease and supplier under the new steam sale agreement;

(ii) the Financier or such nominee or designee, who is to act as purchaser under such new backup fuel agreement, as lessee under such new ground lease and supplier under the new steam sale agreement must (a) cure all existing defaults of Cogen under this Backup Fuel Agreement, the Ground Lease Agreement and the Steam Sale Agreement that can be cured and that would exist but for such rejection (including without limitation paying all amounts owed by Cogen to Exxon, subject to the limitations of recovery set forth in Article 10 of the Ground Lease Agreement), (b) have the personnel, experience, equipment, and other resources reasonably required to perform its obligations under the new backup fuel agreement, new ground lease agreement and the new steam sale agreement, (c) be financially capable based upon reasonable standards of performing its obligations under the new backup fuel agreement, new ground lease agreement and the new steam sale agreement, and (d) be in the other respects reasonably acceptable to Exxon;

(iii) such new backup fuel agreement, new ground lease agreement and new steam sale agreement will expressly provide that Exxon will not be required to deliver actual possession of the Leased Premises on the date of execution and delivery thereof free of lessees, tenants or other occupants;

(iv) such new backup fuel agreement, new ground lease agreement and new steam sale agreement will expressly provide that with respect to all representations, warranties and covenants of Exxon under the new backup fuel agreement, new ground lease agreement and new steam sale agreement that refer to the "date hereof" or "effective date of this Agreement" or words or phrases or provision of similar import, the same refer to the date of this Backup Fuel Agreement, the Ground Lease Agreement and of the Steam Sale Agreement, respectively, and not the date of execution and delivery of such new backup fuel agreement, new ground lease agreement and new steam sale agreement and it is agreed that Exxon will not be obligated to remove any liens placed on the Leased Premises or any other part of the Exxon Complex subsequent to the date hereof;

(v) the last sentence of Section 8.2 of such new ground lease agreement will expressly exclude Cogen, the Ground Lease Agreement and persons claiming by, through or under Cogen or its successors and assigns under the Ground Lease Agreement (and actions or omissions of such persons) and claims and actions of the same from the operation thereof; and

           (vi) the Financier or such nominee or designee enters into a new backup fuel agreement, ground lease agreement and a new steam sale agreement, unless the Backup Fuel Agreement, Ground Lease Agreement and Steam Sale Agreement have been previously terminated in accordance with their terms other than in the event the Backup Fuel Agreement, Ground Lease Agreement and Steam Sale Agreement are rejected pursuant to Section 365 of the Bankruptcy Code of 1978, as amended, or any successor provision thereto, in a case wherein Cogen is the debtor.

         G. So long as there exists a Financier, Exxon and Cogen will not, without the prior written consent of the Financier (which consent will not be unreasonable delayed or withheld) enter into a written amendment of this Backup Fuel Agreement.

       26.5 Status Certificates. Either Party from time to time at the request of the other Party will sign promptly a written certificate confirming that this Backup Fuel Agreement has been duly authorized, is valid, and does not conflict with the articles of incorporation, by-laws, or partnership agreement of the Party in question, and stating whether the Backup Fuel Agreement is in full force and effect; whether it has been modified or amended, and if so, the substance of such modification or amendment; whether there have been any uncured defaults; whether there are any offsets, counterclaims, or defenses to be asserted by that Party against the other under this Backup Fuel Agreement; and such other information as may be reasonably requested.

                                  ARTICLE 27

                                 COUNTERPARTS

       27.1 This Backup Fuel Agreement may be executed in any number of counterparts, and each executed counterpart will have the same force and effect as an original instrument.

                                  ARTICLE 28

                                 CHOICE OF LAW

       28.1 This Backup Fuel Agreement will be governed by and construed in accordance with the laws of the State of New Jersey.

                                  ARTICLE 29

                                   AUTHORITY

       29.1 Representations and Warranties of Exxon. Exxon hereby represents and warrants to Cogen as follows:

        A. Exxon is a corporation duly organized and existing in good standing under the laws of the State of New Jersey.

        B. Exxon possesses all requisite power and authority to enter into and perform this Backup Fuel Agreement and to carry out the transactions contemplated herein.

        C. No suit, action or arbitration, of legal, administrative or other proceeding is pending against Exxon that would affect the validity or enforceability of this Backup Fuel Agreement or the ability of Exxon to materially fulfill its commitments hereunder.

        29.2 Representations and Warranties of Cogen. Cogen hereby represents and warrants to Exxon as follows:

        A. Cogen is a limited partnership duly organized and existing under the laws of the State of Delaware and is duly qualified to do business in the State of New Jersey.

        B. Cogen possesses all requisite power and authority to enter into and perform this Backup Fuel Agreement and to carry out the transactions contemplated herein.

        C. No suit, action or arbitration, or legal, administrative or other proceeding is pending against Cogen that would affect the validity or enforceability of this Backup Fuel Agreement or the ability of Cogen to materially fulfill its commitments hereunder.

         IN WITNESS WHEREOF, the Parties have caused this Backup Fuel Agreement to be signed by their respective officers duly authorized as of the day and year first set forth above.

ATTESTED BY:                            EXXON CORPORATION

/s/ M.M. Kubin                          By: /s/ R. W. Upchurch, Jr.
------------------------                   ------------------------------
Assistant Secretary of                       R. W. Upchurch, Jr.
Exxon Corporation                            Vice President of
                                             Exxon Corporation, U.S.A., a
                                             Division of Exxon Corporation

                                        COGEN TECHNOLOGIES LINDEN VENTURE,
                                        L.P. (D/B/A COGEN TECHNOLOGIES
                                        LINDEN VENTURE, LIMITED PARTNERSHIP)

                                        By: COGEN TECHNOLOGIES LINDEN,
                                            LTD., (D/B/A COGEN TECHNOLOGIES
                                            LINDEN, LIMITED PARTNERSHIP),
                                            General Partner

                                        By: COGEN TECHNOLOGIES, INC.
ATTEST:                                     General Partner

/s/ Elaine G. Campbell                  By: /s/ Lawrence D. Thomas
-------------------------                  -----------------------------------
Assistant Secretary                        Lawrence D. Thomas
                                           Vice President

                        ACKNOWLEDGEMENT
STATE OF TEXAS     S
                   S    SS.
COUNTY OF HARRIS   S

          BE IT REMEMBERED, That on this 4th of October, 1991, before me, the subscriber, a notary public, personally appeared R.W. UPCHURCH, JR., who being by me duly sworn on his oath, deposed and made proof to my satisfaction, that he is an Assistant Secretary of Exxon Corporation, the Corporation named in the within instrument; that R. W. UPCHURCH, JR., is Vice President of Exxon
Company, U.S.A., a Division of Exxon Corporation; that the execution, as well as the making of this instrument, has been duly authorized pursuant to a resolution of the Board of Directors of Exxon Corporation; that the deponent well knows the corporate seal of Exxon Corporation; and that the seal affixed to said instrument is the proper corporate seal and was thereto affixed and said instrument signed and delivered by R. W. UPCHURCH, JR., as and for the voluntary act and deed of Exxon Corporation, in presence of deponent, who thereupon subscribed his name thereto as attesting witness.

          Given under my signature and seal of office this 4th day of October, 1991.



                                                /s/ Tricia Dougharty
                                                ---------------------------
                                                NOTARY PUBLIC in and for
                                                HARRIS COUNTY, TEXAS

My commission expires:
      10/15/94
------------------------

                                ACKNOWLEDGEMENT

STATE OF TEXAS
                       SS.
COUNTY OF HARRIS

     BE IT REMEMBERED, That on this 27th day of September, 1991, before me, the subscriber, a notary public, personally appeared Lawrence D. Thomas who is the Vice President of Cogen Technologies, Inc., General Partner of Cogen Technologies Linden, Ltd., (D/B/A Cogen Technologies Linden, Limited Partnership), which is the General Partner of Cogen Technologies Linden Venture, L.P., a Delaware limited partnership (D/B/A Cogen Technologies Linden Venture, Limited Partnership), who I am satisfied is the person who signed this instrument, and he acknowledged that he signed, sealed with the corporate seal, and delivered the same as such officer aforesaid, and that this instrument is the voluntary act and deed of such corporation, on behalf of Cogen Technologies Linden Venture, L.P.

     Given under my signature and seal of office this 27th day of September, 1991.

                                            /s/ ELAINE A. CAMPBELL
                                            ---------------------------
                                            NOTARY PUBLIC IN AND FOR
                                            HARRIS COUNTY, TEXAS

My Commission expires:
    July 27, 1993
-------------------------